Press Release
SOURCE: Thor Industries, Inc.

Thor Completes Purchase of Keystone RV Company; Acquisition Expected to be Highly Accretive to Earnings; Thor Becomes Largest Manufacturer of Travel Trailers

        JACKSON CENTER, Ohio, Nov. 12 /PRNewswire/ -- Thor Industries, Inc. (NYSE: THO - news) announced today that it has completed the acquisition of Keystone RV Company, Goshen, IN for approximately $145 million, 55% in cash and 45% in Thor common shares. The final price is subject to audit and customary conditions.

        "The acquisition is expected to add approximately $0.50 to Thor earnings per share in fiscal 2002. In the fiscal year ended July 31, 2001, Thor's net income per share was $2.24," said Wade F.B. Thompson, chairman. "Keystone is expected to have sales for the year ending December of approximately $380 million, up from $246 million last year. It is expected to have net income in 2001 of approximately $15 million, about double last year. Keystone is the fastest growing recreation vehicle manufacturer and is one of the most successful start-up companies ever. It was ranked #2 in INC magazine's 2000 list of the 500 fastest growing private companies. H.Coleman Davis III, the company founder, will continue as Keystone's president and the entire management team will continue with the company," he added.

        The combined company will have sales of approximately $1.2 billion. This makes Thor the largest manufacturer of travel trailers and fifth wheels with 25% of the market, a major manufacturer of motor homes, and the largest builder of small and mid-sized buses with about 37% of the market.

This release includes "forward looking statements" that involve uncertainties and risks. There can be no assurance that actual results will not differ from the Company's expectations. Factors which could cause materially different results include, among others, the success of new product introductions, the pace of acquisitions and cost structure improvements, competitive and general economic conditions, and the other risks set forth in the Company's filings with the Securities and Exchange Commission.

SOURCE: Thor Industries, Inc.